Exhibit 15.3

We hereby consent to the incorporation by reference in the Shell Company Report on Form 20-F of Xanadu Quantum Technologies Limited, of our report dated February 6, 2026, which contains an explanatory paragraph about Crane Harbor Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Crane Harbor Acquisition Corp., which appears in Xanadu Quantum Technologies Limited’s Registration Statement on Form F-4 (No. 333-292991) which is incorporated by reference in this Shell Company Report on Form 20-F.

/s/ WithumSmith+Brown, PC

New York, New York

March 25, 2026